Exhibit 99.(h)(2)

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Ares Management Capital Markets LLC, as principal underwriter and distributor (“Distributor”), for Ares Private Markets Fund (the “Company”), a Delaware statutory trust, invites you (“Dealer”) to participate in the distribution of shares of beneficial interest, par value $0.01 per share (“Shares”), of the Company, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”) that continuously offers its Shares, subject to the following terms:

I.            Distribution Agreement

The Distributor has entered into a Second Amended and Restated Distribution Agreement with the Company and Ares Wealth Management Solutions, LLC, dated as of December 22, 2025 and effective as of January 2, 2026, attached hereto as Exhibit A (as amended from time to time, the “Distribution Agreement”). By your acceptance of this Selected Dealer Agreement (this “Agreement”), you will become one of the Dealers referred to in the Distribution Agreement and will be entitled and subject to the indemnification provisions contained in such Distribution Agreement, including the indemnification provisions contained in Section 8 of such Distribution Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Distributor and each officer and trustee/director thereof, and each person, if any, who controls the Company or the Distributor within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Distribution Agreement. The Shares are to be offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Dealer hereby agrees to use its best efforts to sell Shares on the terms and conditions stated in the Prospectus. Except as specifically set forth herein, including in Schedule 3 hereto, nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Distributor or of the Company, and the Dealer is not authorized to act for the Distributor or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other Supplemental Information (as defined in Section VII herein).

The Dealer will provide distribution-related, continuing personal services to shareholders of and/or administration of shareholder accounts in, the Company, and will be entitled to certain payments (“Distribution/Serving Fees”) from the Distributor pursuant to the Company’s distributor and shareholder servicing plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”).

As described in the Distribution Agreement, and as used herein, the term “Prospectus” shall mean the prospectus included as part of the Fund’s Registration Statement, as such prospectus may be amended or supplemented from time to time and currently in effect, and the term “Registration Statement” shall mean the Registration Statement most recently filed from time to time by the Fund with the Securities and Exchange Commission (“SEC”) and effective under the 1933 Act and the 1940 Act, as such Registration Statement is amended by any amendments thereto at the time in effect. Each Registration Statement shall register a continuous offering (each, an “Offering”) of Shares of the Fund, which may consist of Class A, Class D and/or Class I Shares or such other Shares as may be offered by the Fund thereto. In this Agreement, unless explicitly stated otherwise, “Offering” means, at any given time, an offering covered by a Registration Statement and “Shares” means the Shares being offered in an Offering. In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

The Distributor will give the Dealer prompt written notice of the effectiveness of a new Registration Statement and an Offering thereunder. It is possible that more than one Registration Statement may be used for Offerings during times of transition from one Registration Statement to another, during which time offers or sales may be made pursuant to either Registration Statement. In such event, the Distributor shall (a) communicate to the Dealer details about the transition from one Registration Statement to the next, including when sales may be made pursuant to the most recent Registration Statement and when sales will cease pursuant to the older Registration Statement and (b) provide the Dealer with sufficient copies of the appropriate Prospectus and other offering materials in order to continue to make offers and sales throughout such transition period.

II.            Submission of Orders; Account Options

In offering and selling Shares to the Dealer’s customers, the Dealer agrees to act as dealer for its own account and in no transaction shall the Dealer have any authority to act or hold itself out as agent for the Distributor or the Company, except for the limited purposes set forth under this Agreement. The Dealer agrees to purchase Shares from the Distributor or from the Dealer’s customers. If the Dealer purchases Shares from the Distributor, the Dealer agrees that all such purchases shall be made only (a) to cover orders already received by the Dealer from its customers or (b) for Shares being acquired by the Dealer’s customers pursuant to any exchange privilege or the reinvestment privilege, as described in the Prospectus. If the Dealer purchases Shares from the Dealer’s customers, the Dealer agrees not to purchase Shares from its customers at a price lower than the applicable redemption price, determined in the manner described in the Prospectus and the Dealer further agrees that it will not withhold placing customers’ orders for Shares so as to profit the Dealer as a result of such withholding.

Each person desiring to purchase Shares in the Offering will be required to complete and execute a subscription agreement provided by the Distributor to the Dealer for use in connection with the Offering (“Eligibility Form”) and to deliver such completed and executed Eligibility Form together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus, as set forth in the Eligibility Form or as otherwise directed by the Distributor. The Dealer shall instruct, or shall cause a third-party broker-dealer custodian (“Custodian”) to instruct, those persons who purchase Shares to make their instruments of payment payable to or for the benefit of “Ares Private Markets Fund.” Purchase orders which include a completed and executed Eligibility Form in good order and instruments of payment received by the Company at least five (5) business days prior to the last calendar day of the month will be executed as of the first calendar day of the next month (based on the prior month’s transaction price per Share of the applicable Share).

If the Dealer or the Custodian receives an Eligibility Form or instrument of payment not conforming to the foregoing instructions, the Dealer shall return, or cause the Custodian to return, such Eligibility Form and instrument of payment directly to such subscriber not later than the end of the next business day following its receipt. Eligibility Forms and instruments of payment received by the Dealer or the Custodian, as applicable, which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section II. The Dealer agrees that it shall transmit, or shall cause the Custodian to transmit, received investor funds in accordance with the following procedures:

Where, pursuant to the Dealer’s or the Custodian’s (as applicable) internal supervisory procedures, internal supervisory review is conducted at the same location at which Eligibility Forms and instruments of payment are received from subscribers, Eligibility Forms and instruments of payment will be transmitted by the end of the next business day following receipt for deposit to Ares Private Markets Fund as set forth in the Eligibility Form or as otherwise directed by the Distributor.

Where, pursuant to the Dealer’s or the Custodian’s (as applicable) internal supervisory procedures, final internal supervisory review is conducted at a different location (“Final Review Office”), Eligibility Forms and instruments of payment will be transmitted by the end of the next business day following receipt to the Final Review Office. The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such Eligibility Forms and instruments of payment for deposit to Ares Private Markets Fund as set forth in the Eligibility Form or as otherwise directed by the Distributor.

Any transactions in Shares will be effected and evidenced by book-entry on the records maintained by the Company’s transfer agent. A confirmation statement evidencing transactions in Shares will be transmitted to the Dealer by such transfer agent. The Dealer may appoint the Company’s transfer agent as the Dealer’s agent to execute customers’ transactions in Shares sold to the Dealer by the Distributor in accordance with the terms and provisions of any account, program, plan, or service established or used by the Dealer’s customers and to confirm each such transaction to the Dealer’s customers on the Dealer’s behalf, and at the time of the transaction, the Dealer guarantees the legal capacity of its customers so transacting in such Shares and any co-owners of such Shares.

Unless otherwise instructed by the Distributor or the Company’s transfer agent, the Dealer may instruct the Company’s transfer agent to register Shares purchased in the Dealer’s name and account as nominee for the Dealer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to the Dealer, and all confirmations and other communications to shareholders, including, but not limited to, repurchase offer notifications, will be transmitted to the Dealer. The Dealer shall be responsible for forwarding such printed material, confirmations, notifications and communications, or the information contained therein, to all customers for whom the Dealer holds such shares as nominee. However, the Company or its transfer agent shall be responsible for the reasonable costs associated with the Dealer forwarding such printed material, confirmations, notifications and communications and shall reimburse the Dealer in full for such costs. The Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account the Dealer is holding such Shares. With respect to customers not held in the Dealer’s name and account as nominee, the Dealer shall provide the Distributor with all information (including, without limitation, certification of TINs and/or SSNs and back-up withholding instructions) necessary or appropriate for the Distributor to comply with any legal and regulatory reporting requirements.

III.            Pricing and Repurchase Offers

The Distributor will accept the Dealer’s purchase orders for Shares only at the public offering price applicable to each order, plus any applicable sales load, as determined in accordance with the Prospectus. The Distributor will not accept a conditional order from the Dealer. All orders are subject to acceptance or rejection by the Distributor in its sole discretion as set forth herein. The minimum and maximum dollar amounts for purchase of Shares for any shareholder shall be the applicable minimum or maximum dollar amount descried in the Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

The Dealer acknowledges that the Company intends, but is not legally obligated, to make periodic offers to purchase Shares (“repurchase offers”) as described in the Prospectus. Repurchases of Shares will be made at the net asset value (“NAV”) of such Shares, in accordance with the applicable repurchase offer and the Prospectus, less any applicable charges and expenses for which the Company has determine to charge its shareholders in accordance with applicable law. The Dealer agrees to transmit to its customers any repurchase offer notification received from the Company or the Distributor within the time period specific in the repurchase offer notification, and to use its best efforts to transmit repurchase requests from its customers to the Company or its transfer agent or designee by the applicable repurchase request deadline as specific in such repurchase offer notification.

IV.            Dealers’ Compensation

The sales load, if any, on the Dealer’s sales of Shares will be offered as described in the Prospectus. In the case of a class of Shares that has adopted a Plan, the Distributor may elect from time to time to make payments to the Dealer as provided under such Plan in connection with providing the distribution and/or shareholder services provided for thereunder and as agreed to between the parties hereto. Any such payments shall be made in the amount and manner set forth in Schedule 1 hereto or in the Prospectus. Notwithstanding the foregoing, the Dealer acknowledges that any compensation to be paid to the Dealer by the Distributor is paid from proceeds paid to the Distributor by the Company pursuant to its Plan, and to the extent the Distributor does not receive such proceeds, for any reason, the amounts payable to the Dealer will be reduced accordingly. The Distributor or its affiliates may, to the extent permitted by applicable law, elect to make payments to the Dealer from their own resources.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, the Dealer is entitled, on the terms and subject to the conditions herein, to the compensation set forth herein, including as provided on Schedule 1 hereto. Schedule 1 may be discontinued or changed by the Distributor from time to time and shall be in effect with respect to a class of Shares that has a Plan and so long as such Plan remains in effect.

The Dealer shall furnish to the Distributor or the Company such information in writing as shall reasonably be requested by the Company’s board of trustees (“Board”) with respect to the fees paid to Broker/Dealer pursuant to this Agreement. In the event that Rule 2341 of the FINRA’s Conduct Rules precludes the Company from imposing, or the Distributor from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, the Dealer shall not be entitled to any payments from the Distributor hereunder from the date that the Company discontinues or is required to discontinue imposition of some or all of its sales charges. If the Company resumes imposition of some or all of its sales charge, the Dealer will be entitled to payments hereunder or as modified by the Distributor, if applicable.

The provisions of the Distribution Agreement, insofar as they relate to the Plan, are incorporated herein by reference. The provisions under this Agreement, relating to the Plan, shall continue in full force and effect only so long as the continuance of the Plan and the provisions of this Agreement are approved at least annually by a vote of the Board, including a majority of the trustees who are not interested persons of the Company (as defined by the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to a Plan, cast in person at a meeting called for the purpose of voting thereon.

The provisions regarding Dealer compensation may be terminated by the vote of a majority of the Board who are not interested persons of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by a vote of a majority of the Company’s outstanding Shares, on sixty (60) days’ written notice, without payment of any penalty. Such provisions will be terminated also by any act that terminates this Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties in accordance with terms of Section XV herein.

After the effective date of any change in or discontinuance of Schedule 1, or the termination of the Plan, such payments will be allowable or payable to the Dealer only in accordance with such change, discontinuance, or termination. The Dealer agrees that it will have no claim against the Distributor or the Company by virtue of any such change, discontinuance, or termination. In the event of any overpayment by the Distributor of any concession, distribution payment, or service payment, the Dealer will promptly remit such overpayment.

V.            Payments

If any Shares sold under this Agreement are sold with a front-end sales load and are repurchase for the account of the Company or are submitted for repurchase within seven (7) business days after confirmation of the purchase order for such Shares, the Dealer will refund to the Distributor the full sales load received by the Dealer on the sale and (ii) the Distributor will pay to the Company the Distributor’s portion of the front-end sales load on the sale that had been retained by the Distributor, if any. In the event that any overpayment is made to the Dealer by the Distributor, the Dealer shall promptly, by in no event more than fifteen (15) days after the Dealer receives notice of such overpayment, repay such overpayment to the Distributor.

Payments due to the Dealer pursuant to this Agreement will be made by the Distributor to the Dealer. Payments due to the Dealer pursuant to this Agreement will be paid to the Dealer within 30 days after receipt by the Distributor. The Dealer, in its sole discretion, may authorize the Distributor to deposit any payments due to it pursuant to this Agreement directly to its bank account. If the Dealer so elects, the Dealer shall provide such deposit authorization and instructions in Schedule 2 to this Agreement.

VI.            Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by an executed Eligibility Form and the required instrument of payment in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within fifteen (15) days of sale, the Distributor reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Distributor any sales load and any other fees or payments theretofore paid with respect to such order.

The transmission of orders will be governed by instructions that the Distributor will periodically issue to the Dealer. The Distributor must receive the Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Distributor does not receive the Dealer’s payment on or before such settlement date, the Distributor may, without notice, cancel the sale. The Distributor will hold the Dealer responsible for any loss suffered by the Distributor or the Company as a result of the Dealer’s failure to make payment as required.

VII.            Prospectus and Supplemental Information; Compliance with Laws

The Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any additional sales literature which has been approved in advance in writing by the Distributor (“Supplemental Information”). The Distributor will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and the Dealer will deliver a copy of the Prospectus, all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to such investor. The Dealer agrees that it will not send or give any supplement to the Prospectus, any amended Prospectus or any Supplemental Information to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Supplemental Information. The Dealer agrees that it will not show or give to any investor or prospective investor, or reproduce, any material or writing which is supplied to it by the Distributor and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Dealer agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Distributor if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. The Dealer agrees that it will not use, in connection with the offer or sale of Shares, any material or writing supplied to it by the Company or the Distributor bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Distributor in writing.

To the extent applicable, the Dealer agrees, if the Distributor so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply, and agrees that it shall require any Custodian to comply, with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act, the 1940 Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999 (“GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act of 2001, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and (d) this Agreement and the Prospectus. With respect to Dealer’s use of electronic delivery of offering documents or Eligibility Forms and electronic signatures, the Dealer agrees to abide by the terms set forth in Schedule 3 of this Agreement. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other dealers on the basis that such dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII.            License and Association Membership

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Distributor that the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell the Shares under federal and state securities laws and regulations, and foreign laws, if applicable, and in all states or jurisdictions where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA. The Dealer agrees to notify the Distributor immediately if the Dealer ceases to be a member in good standing of FINRA. The Dealer also hereby agrees to abide by, and the Dealer agrees that it shall require any Custodian to abide by, the Rules of FINRA, including, as applicable, FINRA Rules 2040, 2111, 2121, 2310, 2341, 5110 and 5141.

IX.            Limitation of Offer; Suitability

The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus and will only make offers to persons in the jurisdictions in which it is advised in writing by the Distributor that the Shares are qualified for sale or that such qualification is not required and in which the Dealer has all required licenses and registrations to offer Shares in such jurisdictions. In offering Shares, the Dealer will comply with the provisions of the Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors. Nothing contained in this section shall be construed to relieve Dealer of its suitability obligations under FINRA Rule 2111 or FINRA Rule 2310. The Dealer will sell Shares only to the extent approved by the Distributor as set forth on Schedule 1 to this Agreement. Nothing contained in this Agreement shall be construed to impose upon the Company or the Distributor the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. The Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and such customer’s completed and executed Eligibility Form. The Dealer agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, and (b) the applicable rules of FINRA. The Dealer further agrees to make its investor suitability records available to the Distributor and the Company upon request and to make them available to representatives of the SEC and FINRA upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency.

X.            Disclosure Review; Confidentiality of Information

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Dealer shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Distributor or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that (i) the Dealer and Dealer’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel and other agents of the Dealer that are conducting a due diligence inquiry on behalf of the Dealer and (ii) persons or committees, as the case may be, responsible for determining whether the Dealer will participate in the Offering ((i) and (ii) are collectively, the “Diligence Personnel”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Distributor or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of the Company, the Distributor, the Advisor, or their respective affiliates, (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Company, the Distributor or their respective affiliates; (iii) information concerning the business and affairs of the Company, the Distributor or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Dealer agrees to keep, and to cause its Diligence Personnel to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Dealer’s due diligence inquiry. The Dealer agrees to not disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or the Dealer’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Dealer’s confidentiality obligation. The Dealer acknowledges that Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Dealer acknowledges that Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, or at general “Forums” sponsored by the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Distributor, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Dealer shall notify the Distributor in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI.            Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer acknowledges that investors who purchase Shares through the Dealer are “customers” of the Dealer and not the Distributor. The Dealer hereby represents that it has complied and will comply with Section 326 of the USA PATRIOT Act of 2001 and the implementing rules and regulations promulgated thereunder (“PATRIOT Act”) in connection with broker/dealers’ anti-money laundering obligations (“AML Rules”). The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification as required by the PATRIOT Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, the Dealer agrees to verify the identity of its new customers; to maintain customer records; and to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (“OFAC”) list of Specially Designated Nationals and Blocked Persons. Additionally, the Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the PATRIOT Act as potential signals of money laundering or terrorist financing. The Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Distributor at any time, the Dealer hereby agrees to furnish (a) a copy of its AML Program to the Distributor for review, and (b) a copy of the findings and any remedial actions taken in connection with the Dealer’s most recent independent testing of its AML Program. The Dealer further understands that, while the Distributor is required to establish and implement an AML Program in accordance with the AML Rules, the Dealer cannot rely on the Distributor’s AML Program for purposes of the Dealer’s compliance with the AML Rules. The Dealer agrees to notify the Distributor immediately if the Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII.            Privacy.

The Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, the Dealer may share with the Distributor, on behalf of the Company, and the Distributor, on behalf of the Company, may share with the Dealer nonpublic personal information (as defined under the GLBA) of customers of the Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. The Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which the Dealer served as the broker dealer of record for such customer’s account. The Dealer and the Distributor, on behalf of the Company, shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, the Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

The Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (“List”) to identify customers that have exercised their opt-out rights. In the event the Dealer or the Distributor, on behalf of the Company, expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that the Dealer delivers to customers/shareholders will comply with Title V of the GLBA and Regulation S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

The Dealer shall implement reasonable measures designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII.            Repurchase Offers; No Secondary Market

The Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares. The Dealer also acknowledges that the Company repurchase offers, if any, provide only a limited opportunity for investors to have their Shares redeemed by the Company and that the Board may, in its sole discretion, amend, suspend, or terminate repurchase offers at any time. The Dealer hereby agrees that so long as the Company is offering Shares under a Registration Statement, and the Company has not listed the Shares on a national securities exchange, the Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares.

In connection with the Dealer’s recommendations to its customers regarding investment in Shares, the Dealer agrees to make appropriate disclosures to such customers regarding the risks associated with investing in the Company, including, but not limited to: (i) Shares will not be listed on a public exchange; (ii) no secondary market is expected to develop for Shares; (iii) liquidity for Shares will be provided only through repurchase offers, if any; (iv) there is no guarantee that an investor will be able to sell all the Shares that the investor desires to sell in a repurchase offer; (v) an investor should consider an investment in Shares to be of limited liquidity; (vi) investing in Shares may be speculative and involves a high degree of risk; and (vii) an investor should carefully read the Prospectus prior to investing in the Company.

XIV.            Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any Federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any matter to be settled by arbitration shall be submitted to the AAA in New York, New York, which shall be the exclusive venue for any such dispute and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator. Any arbitrator selected by the parties or the AAA shall be a qualified person who has experience with complex real estate disputes. The arbitration shall be final, binding, and enforceable in any court of competent jurisdiction. The parties agree that upon application pursuant to the provisions of the Federal Arbitration Act 9 USC § 1 et seq. the court shall enter judgment upon an award made pursuant to an arbitration under this Agreement.

The Dealer agrees that the Distributor may file an action to enjoin the Dealer from pursuing any dispute, controversy or claim arising between the parties relating to the Agreement in any forum or venue other than that specified in this Agreement (“Suit for Injunctive Relief”). The exclusive venue for any Suit for Injunctive Relief, Motion to Confirm, Motion to Modify, or Motion to Vacate an award made under this agreement shall be a court of competent jurisdiction in New York, New York. Dealer agrees that it is expressly waiving its right to have any dispute arising out of or related to the Agreement heard before a FINRA arbitration panel or pursuant to the FINRA Code of Arbitration Procedure. The Dealer hereby consents to the jurisdiction of any court of competent jurisdiction in New York, New York for purposes of this Agreement and waives any right to challenge the exercise of personal jurisdiction or venue in connection with any action brought pursuant to this Agreement. This arbitration provision shall be binding upon the past, present, and future agents, employees, and representatives of the parties.

XV.            Duration and Termination; Entire Agreement and Amendment

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Distributor at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Distributor. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement (including any Schedules and Exhibits hereto), together with the Distribution Agreement, is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement, with respect to the Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Board members who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding securities of the Company (as defined in the 1940 Act), vote to terminate or not to continue the Plan. This Agreement, other than with respect to a terminated Plan, and any provisions of the Distribution Agreement that are applicable to the Dealer, may be amended at any time by the Distributor by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after the Dealer has received such notice. For the avoidance of doubt, those provisions of the Distribution Agreement that are not applicable to the Dealer may be amended at any time without notice to the Dealer.

This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). The respective agreements and obligations of the Distributor and Dealer set forth in Sections IV, VI, VII, and XIII through XVIII of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVI.            Notice

All notices will be in writing and will be duly given to the Distributor when mailed to 1200 17th Street, 29th Floor, Denver, CO 80202, and to the Dealer when mailed to the address specified by the Dealer herein.

XVII.            Applicable Law

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

THE DISTRIBUTOR:

ARES MANAGEMENT CAPITAL MARKETS LLC

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.            IDENTITY OF DEALER:

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the State of:
Licensed as broker dealer all States:	Yes ☐ No ☐
If no, list all States licensed as broker dealer:
Tax ID #:

2.            Person to receive notices delivered pursuant to the Selected Dealer Agreement.

Name:
Company:
Address:
City, State and Zip:
Telephone:
Fax:
Email:

SCHEDULE 1

The following reflects the payments as agreed upon between Ares Management Capital Markets LLC (the “Distributor”) and the Dealer, effective as of the effective date of the Selected Dealer Agreement (the “Agreement”) between the Distributor and the Dealer in connection with the offering of Shares of Ares Private Markets Fund (the “Company”).

Upfront Sales Loads

Except as may be provided in the “Plan of Distribution” section of the Prospectus, as compensation for completed sales (as defined below) by the Dealer of Class A Shares that the Dealer is authorized to sell and for services rendered by the Dealer hereunder, the Distributor shall reallow to the Dealer an upfront sales load in an amount up to the percentage of the transaction price per share set forth under “Share Class Election” in this Schedule 1 on such completed sales of Class A Shares by Dealer. The Dealer shall not receive any sales load for sales of any Class D or Class I Shares or for any Shares issued by the Company pursuant to its dividend reinvestment plan (“DRIP”).

For purposes of this Schedule 1, a “completed sale” shall occur if and only if a transaction has closed with an investor for Shares pursuant to all applicable offering and subscription documents, payment for the Shares has been received by the Company in full in the manner provided in Section II of the Agreement, the Company has accepted the Eligibility Form of such investor and the Company has thereafter distributed the sales load, to the Distributor in connection with such transaction. The Dealer shall be deemed to have sold the Shares if the Dealer introduced an investor to the Shares and a “completed sale” of Shares to such investor has occurred. The Dealer shall be deemed the broker dealer of record for such investor’s account unless and until the Distributor or the Company is notified that there is a new broker dealer of record.

The Dealer shall be responsible for implementing, or causing the Custodian to implement, the volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus.

Distribution/Servicing Fees

The payment of the Distribution/Servicing Fees to Dealer is subject to terms and conditions set forth herein, the Plan and the Prospectus. If Dealer elects to sell Class A and/or Class D Shares, eligibility to receive the Distribution/Servicing Fees with respect to the Class A and or Class D shares, as applicable, sold by the Dealer is conditioned upon the Dealer acting as broker-dealer of record with respect to such Shares.

The Dealer hereby represents by its acceptance of each payment of Distribution/Servicing Fees that it complies with the above requirement. The Dealer agrees to promptly notify the Distributor if it is no longer the broker-dealer of record with respect to some or all of the Class A and/or Class D Shares giving rise to such Distribution/Servicing Fees.

Subject to the conditions described herein, the Distributor will reallow to Dealer the Distribution/Servicing Fees in an amount described below, on Class A and/or Class D Shares, as applicable, sold by Dealer. To the extent payable, the Distribution/Servicing Fees will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Distribution/Servicing Fees, the Dealer’s compliance with the listed conditions, and/or the portion retained by the Distributor will be made by the Distributor in its sole discretion.

Notwithstanding the foregoing, subject to the terms of the Prospectus, upon the date when the Distributor is notified that the Dealer is no longer the broker-dealer of record with respect to such Class A and/or Class D Shares, then the Dealer’s entitlement to the Distribution/Servicing Fees related to such Class A and/or Class D Shares, as applicable, shall cease, and Dealer shall not receive the Distribution/Servicing Fees for any portion of the month in which Dealer is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class A and/or Class D Shares is made in connection with a change in the registration of record for such Class A and/or Class D Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then Dealer shall be entitled to a pro rata portion of the Distribution/Servicing Fees related to such Class A and/or Class D Shares, as applicable, for the portion of the month for which Dealer was the broker dealer of record.

Thereafter, such Distribution/Servicing Fees may be reallowed to the then-current broker-dealer of record of the Class A and/or Class D Shares, as applicable, if any such broker-dealer of record has been designated (“Servicing Dealer”), to the extent such Servicing Dealer has entered into a Selected Dealer Agreement or similar agreement with the Distributor (“Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Dealer provides for such reallowance. In this regard, all determinations will be made by the Distributor in good faith in its sole discretion. The Dealer is not entitled to any Distribution/Servicing Fees with respect to Class I shares. The Distributor may also reallow some or all of the Distribution/Servicing Fees to other broker-dealers who provide services with respect to the Shares (who shall be considered additional Servicing Dealers) pursuant to a Servicing Agreement with the Distributor to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Dealer is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

The Company and the Distributor will cease paying the Distribution/Servicing Fees with respect to individual Class A and/or Class D Shares when they are no longer outstanding, including as a result of conversion to Class I shares, if permitted in accordance with the Prospectus.

In addition, the Company and the Distributor will cease paying the Distribution/Servicing Fees with respect to each Class A and/or Class D Share sold on the date when, the Company, with the assistance of the Distributor, determine that all underwriting compensation paid or incurred in connection with such Offering from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of such percentages permitted by Rule 2341 of the FINRA Manual.

General

The parties hereby agree that the foregoing sales loads and Distribution/Servicing Fees are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Dealer’s interest in the Offering is limited to such sales loads and Distribution/Servicing Fees, as applicable, from the Distributor, and that the Company is not liable or responsible for the direct payment of such sales loads and Distribution/Servicing Fees to the Dealer.

Except as otherwise described under “Upfront Sales Loads” above, the Dealer waives any and all rights to receive compensation, including the Distribution/Servicing Fees, until it is paid to and received by the Distributor. The Dealer acknowledges and agrees that, if the Company pays sales loads or Distribution/Servicing Fees, as applicable, to the Distributor, the Company is relieved of any obligation for any such payments to the Dealer. The Company may rely on and use the preceding acknowledgement as a defense against any claim by the Dealer for sales loads or Distribution/Servicing Fees, as applicable, the Company pays to the Distributor but that Distributor fails to remit to the Dealer. The Dealer affirms that the Distributor’s liability for sales loads payable and the Distribution/Servicing Fees is limited solely to the proceeds of sales loads and the Distribution/Servicing Fees, as applicable, received by the Distributor from the Company associated with the Dealer’s sale of the applicable Shares, and the Dealer hereby waives any and all rights to receive payment of any sales loads or the Distribution/Servicing Fees, as applicable, due until such time as the Distributor is in receipt of the sales load or Distribution/Servicing Fees, as applicable, from the Company.

Notwithstanding anything herein to the contrary, Dealer will not be entitled to receive any sales loads or Distribution/Servicing Fees which would cause the aggregate amount of such sales loads, Distribution/Servicing Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with an Offering to exceed the limits set forth in FINRA Rule 2341.

Due Diligence

In addition, the Distributor may pay or reimburse the Dealer for reasonable bona fide due diligence expenses incurred by the Dealer in connection with the Offering. Such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by the Dealer and its personnel when visiting the Company’s offices or properties to verify information relating to the Company or its properties. The Dealer shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Distributor for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE DEALER ELECTS TO PARTICIPATE IN THE DISTRIBUTION OF THE LISTED SHARE CLASS

☐ Class A Shares      ☐ Class D Shares      ☐ Class I Shares

The following reflects the sales load and/or the Distribution/Servicing Fees as agreed upon between the Distributor and the Dealer for the applicable Share class.

Class A Shares
________ (Initials)	Upfront Sales Load of up to 3.5% of the transaction price per Class A share sold in the Offering*	By initialing here, the Dealer hereby agrees to the terms of the Agreement and this Schedule 1 with respect to the Class A shares.
________ (Initials)	Distribution/Servicing Fees of 0.85% (Annualized Rate) of aggregate NAV of outstanding Class A shares	By initialing here, the Dealer agrees to the terms of eligibility for the Distribution/Servicing Fees set forth in this Schedule 1. Should the Dealer choose to opt out of this provision, it will not be eligible to receive the Distribution/Servicing Fees and initialing is not necessary. The Dealer represents by its acceptance of each payment of the Distribution/Servicing Fees that it complies with each of the above requirements.
Class D Shares
________ (Initials)	Distribution/Servicing Fees of 0.25% (Annualized Rate) of aggregate NAV of outstanding Class D shares	By initialing here, the Dealer agrees to the terms of eligibility for the Distribution/Servicing Fees set forth in this Schedule 1. Should the Dealer choose to opt out of this provision, it will not be eligible to receive the Distribution/Servicing Fees and initialing is not necessary. The Dealer represents by its acceptance of each payment of the Distribution/Servicing Fees that it complies with each of the above requirements.

* Subject to discounts described in the “Plan of Distribution” section of the Prospectus.

“DISTRIBUTOR” ARES MANAGEMENT CAPITAL MARKETS LLC

By:
Name:
Title:

“DEALER”

(Print Name of Dealer)

By:
Name:
Title:

SCHEDULE 2

Dealer hereby authorizes the Distributor or its agent to deposit upfront sales loads, distribution/servicing fees, reallowances and other payments due to it pursuant to the Selected Dealer Agreement in the manner specified below. This authority will remain in force until Dealer notifies the Distributor in writing to cancel it. In the event that the Distributor deposits funds erroneously into Dealer’s account, the Distributor is authorized to debit the account with no prior notice to Dealer for an amount not to exceed the amount of the erroneous deposit.

Payment Type

☐ Upfront Sales Load      ☐ Distribution/Servicing Fees      ☐ Other

If there are different instructions for each payment type, please complete a separate form for each payment instruction.

Payment Method

☐	Check Mailing Address:

Attention:

City:	State:	Zip:

☐ ACH

ABA Number:

Bank Name:

Account Number:

Reference:

Mailing Address:

City:	State:	Zip:

Payment Backup

☐ Hard Copy

☐ Mail to address listed above

☐ Mail to a different address:

Mailing address:

City:	State:	Zip:

☐ Internet Dealer Commission (IDC) – Please go to www.dstidc.com to sign up for access to commission files.

If you have any questions regarding commissions, please contact WMS Operations at (888) 310-9352 or wmsoperations@aresmgmt.com.

SCHEDULE 3

E-Signature and E-Delivery

1.	The Dealer will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures.

2.	The Dealer will comply with all applicable rules, regulations and guidelines issued by the SEC, FINRA, NASAA and individual state securities administrators and any other applicable laws or regulations and guidelines pertaining to electronic delivery of the Prospectus, Eligibility Forms and Supplemental Information and electronic signature of the Eligibility Form.

3.	The Dealer will comply with all of the applicable requirements set forth in the NASAA Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures, as may be amended from time to time (“Statement of Policy”). The Dealer will comply with such requirements in every U.S. jurisdiction irrespective of whether the jurisdiction has adopted the Statement of Policy. The Dealer acknowledges that it is acting as an agent of the Company only with respect to the delivery of the Prospectus, Eligibility Forms and Supplemental Information electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent Dealer’s actions are in compliance with the Statement of Policy and the Agreement.

4.	The Dealer will also comply, as applicable, with the Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act, to the extent applicable, as adopted in each applicable jurisdiction, as each may be amended from time to time, and any other applicable laws.

5.	The Dealer agrees to indemnify and hold harmless the Company, the Distributor, the Adviser and each person who controls any of them within the meaning of either Section 15 of the Securities Act (collectively, the “Indemnitees”), from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, arising out of any breach of this Schedule 3.

6.	This Schedule 3 is for the benefit of each of the Indemnitees.

7.	Sections 5 and 6 of this Schedule 3 shall survive the termination of the Agreement.

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